Exhibit 99.1

             Appeals Court Judgment in Vicor Patent Cases

    ANDOVER, Mass.--(BUSINESS WIRE)--May 25, 2004--Vicor Corporation (and its wholly-owned subsidiary, VLT, Inc.) (NASDAQ: "VICR") today announced that on May 24, 2004, the Court of Appeals for the Federal Circuit affirmed the decisions issued in January, 2003, by the Federal District Court, Boston, Massachusetts, in each of Vicor's patent infringement lawsuits against Artesyn Technologies, Lambda Electronics, Lucent Technologies and Tyco Electronics, and Power-One. As previously reported, the District Court's decisions related to claim construction and validity of Vicor's Reset Patent (U. S. Patent Re. 36,098).
    The judgment affirms the validity of the patent claims; rejects assertions that the claims are invalid for indefiniteness; and affirms Vicor's interpretation of several terms used in the claims. However, the Appeals Court judgment also affirms the District Court's interpretations of certain terms that were contrary to Vicor's position. Vicor believes that the affirmation of the District Court's interpretations strengthens its position regarding validity of the patent. Affirmation of the District Court's claim construction, however, reduces the cumulative amount of infringing power supplies and the corresponding amount of potential damages.
    Vicor plans to continue to vigorously pursue recovery of damages from infringers. There can be no assurance that Vicor will ultimately prevail in this litigation or, if it prevails, as to the amount of damages that would be awarded.
    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "plans," "expects," "anticipates," "believes," "continue," "estimate," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include the ultimate outcomes of the Company's lawsuits referenced above, as well as the other risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    CONTACT: Mark A. Glazer
             Chief Financial Officer
             Vicor Corporation
             Tel: 978-470-2900
             Fax: 978-749-3439